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                                 Exhibit 21.1
                         Subsidiaries of the Registrant

          NAME                                      STATE OF INCORPORATION
          -----------------------------------       ----------------------
          CompuCredit Funding Corp.                 Nevada
          CompuCredit Acquisition Corporation       Nevada
          CompuCredit Acquisition Funding Corp.     Nevada
          CompuCredit Acquisition Funding Corp. II  Nevada